Exhibit 10.8

AMENDED AND RESTATED

UFG HOLDINGS LLC

MANAGEMENT LONG-TERM

INCENTIVE PLAN

WHEREAS, UFG Holdings LLC, a Delaware limited liability company (together with its successors, the “Company”), adopted the UFG Holdings LLC Management Long-Term Incentive Plan, effective as of January 1, 2015 (the “Original Plan”); and

WHEREAS, in connection with the execution of that certain Transaction Agreement (the “Transaction Agreement”), dated as of October 12, 2020 (the “Signing Date”), by and among Replay Acquisition Corp., a Cayman Islands exempted company (“Purchaser”), Finance of America Companies Inc., a Delaware corporation and wholly owned Subsidiary of Purchaser (“New Pubco”), RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of New Pubco, RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of New Pubco, Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”), Finance of America Equity Capital LLC, a Delaware limited liability company, BTO Urban Holdings L.L.C., a Delaware limited liability company, Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership, Libman Family Holdings LLC, a Connecticut limited liability company, The Mortgage Opportunity Group LLC, a Connecticut limited liability company, L and TF, LLC, a North Carolina limited liability company, UFG Management Holdings LLC, a Delaware limited liability company, and Joe Cayre, and in accordance with Section 10.1 of the Original Plan, the Company desires to amend and restate the Original Plan in its entirety, as of the Signing Date, subject to and conditioned upon the occurrence of the Closing (as defined in the Transaction Agreement), to provide the following:

1.	Purpose of the Plan.

The purpose of the Plan is to promote the interests of the Company Group by providing key employees of the Company Group, who are largely responsible for the management, growth and protection of the business of the Company Group with an appropriate incentive to encourage them to continue in the employment of the Company Group and to improve the growth and profitability of the Company Group. This Plan is effective as of the Signing Date, subject to and conditioned upon the occurrence of the Closing.

2.	Definitions.

As used in this Plan, the following capitalized terms shall have the following meanings:

(a) “Administrator” shall mean the Board or such committee of the Board, as the Board shall appoint from time to time to administer the Plan.

(b) “Aggregate Distributions” shall mean the aggregate amount of all Distributions received by the Members on or prior to the Closing Date.

(c) “Award Agreement” shall mean an Award Agreement (as defined in the Omnibus Incentive Plan) evidencing the grant of the Replacement RSUs, substantially in the form attached hereto as Exhibit A; provided, that the Administrator may make such changes to the form of Award Agreement for any particular grant of Replacement RSUs as the Administrator may determine pursuant to its powers set forth in Section 3 of the Plan or Section 4 of the Omnibus Incentive Plan.

(d) “Board” shall mean prior to the Closing, the Board of Managers of UFG Holdings and on or following the Closing, the Board of Directors of New Pubco.

(e) “Capital Contributions” shall mean, in respect of any Units, the amount of money and the initial Gross Asset Value of property (other than money) contributed to the Company by a Member in exchange for, or in respect of, such Units, in each case, on or prior to the Closing Date.

(f) “Cause” shall mean, when used in connection with the termination of a Participant’s employment, unless otherwise defined in another written agreement in effect at such time, the termination of the Participant’s employment with the Employer on account of (i) such Participant’s gross negligence or willful misconduct in the performance of his or her duties or responsibilities for the Employer which is substantially injurious to any member of the Company Group (whether financially, reputationally or otherwise); (ii) such Participant’s willful misconduct which is substantially injurious to the Company Group (whether financially, reputationally or otherwise); (iii) such Participant’s material breach of the Plan, the Award Agreement or any other agreement with any member of the Company Group; (iv) such Participant’s material breach of written Company Group policies applicable to the Participant which is substantially injurious to any member of the Company Group (whether financially or reputationally or otherwise); (v) a material breach of any Restrictive Covenants or confidentiality obligations to any member of the Company Group; (vi) the commission by such Participant of any felony or other serious crime involving moral turpitude; or (vii) a violation by such Participant of any applicable regulatory requirements resulting in a license suspension or revocation or a material enforcement action by any governmental body to which the any member of the Company Group is subject other than an immaterial violation that does not significantly reflect on the Participant’s character. Any rights the Company Group may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company Group may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination for any reason other than by the Employer for Cause, the Employer determines that such Participant’s employment could have been terminated for Cause, such Participant’s employment will be deemed to have been terminated for Cause for all purposes, and such Participant will be required to disgorge to the Company or New Pubco, as applicable, all amounts received pursuant to this Plan on account of such termination that would not have been payable to such Participant had such termination been by the Employer for Cause.

(g) “Closing Date” shall mean the date on which the Closing occurs.

(h) “Closing Price” shall mean a good faith reasonable estimate by the Administrator of the closing sales price on the New York Stock Exchange of an ordinary share of Purchaser on the last preceding date on which sales were reported prior to the Closing Date.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j) “Common Stock” shall mean a share of New Pubco Class A Common Stock, par value $0.0001 per share.

(k) “Company Group” shall mean the Company and each of its affiliates, subsidiaries or successors. Following the Closing, the Company Group shall include New Pubco and each of its subsidiaries, affiliates, or successors.

(l) “Continuing Unitholders” shall mean the Original Unitholders, other than the Blocker and the Blocker GP, excluding for the avoidance of doubt, Purchaser, New Pubco or any of their respective affiliates as of immediately following the Pre-Closing Reorganization (as defined in the Transaction Agreement).

(m) “Disability” shall have the meaning set forth in the Omnibus Incentive Plan.

(n) “Distribution Date” shall mean, in respect of any Distribution, the date of such Distribution.

(o) “Distributions” shall mean (i) any cash distributions (other than tax distributions unless otherwise determined by the Administrator in its sole discretion) in respect of the Units, and (ii) any amounts paid in cash directly to Members in respect of a Transfer of Units whether pursuant to the Transaction Agreement or otherwise, in each case, on or prior to the Closing Date; provided, however, that any amounts paid in cash directly to a Member by an affiliated Person in respect of a Transfer of Units to such affiliated Person shall not fall within the definition of “Distributions”. The term “Distribute” shall have correlative meaning.

(p) “Earnout Date” shall mean the First Earnout Achievement Date or the Second Earnout Achievement Date, each as defined in the Transaction Agreement.

(q) “Eligible Amount” shall mean, with respect to each Phantom Unit outstanding at the time of an Eligible Distribution, an amount equal to the product of (i) such Eligible Distribution, (ii) 10% and (iii) a fraction, the numerator of which is one and the denominator of which is 1,250.

(r) “Eligible Distribution” shall mean a Distribution, or portion thereof, when Aggregate Distributions (including such Distribution), or portion thereof, are in excess of the Hurdle during the period commencing on the Original Effective Date and ending on, but including, the Closing Date.

(s) “Employer” shall mean, with respect to any Participant, the applicable member of the Company Group that the Participant is principally employed by or to which Participant is providing services constituting employment.

(t) “Exempted Employer” shall mean each entity that was a Subsidiary of the Company on January 1, 2016.

(u) “Good Leaver Termination” shall mean the termination of a Participant’s employment with the Employer by the Employer without Cause, by the Participant for Good Reason, or as a result of the Participant’s death or Disability.

(v) “Good Reason” shall mean, when used in connection with the termination of a Participant’s employment, unless otherwise defined in another written agreement with any member of the Company Group in effect at such time, without such Participant’s consent, (i) a material diminution in such Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following an addition of business lines, a material asset purchase or change in control, (ii) a failure by the Employer to pay such Participant his or her base salary in effect at the time within 30 days of the date such payment was due, or (iii) a relocation of such Participant’s primary work location more than 50 miles from the Participant’s work location on the date hereof; provided, that, within 30 days following the occurrence of any of the events set forth herein, such Participant will have delivered written notice to the Employer of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to such Participant’s right to terminate employment for Good Reason, and the Employer shall not have cured such circumstances within 30 days following the Company’s receipt of such notice. Notwithstanding the foregoing, in the event that the Employer reasonably believes that a Participant may have engaged in conduct that could constitute Cause, the Employer may, in its sole and absolute discretion, suspend such Participant from performing his or her duties to the Company for up to 60 days, and in no event shall any such suspension constitute an event pursuant to which such Participant may terminate employment with Good Reason; provided, that no such suspension shall alter the Company Group’s obligations to such Participant during such period of suspension.

(w) “Gross Asset Value” shall mean the fair market value of such asset at the time it was accepted by the Company, unreduced by any liability secured by such asset, as reasonably determined by the Administrator or its designee.

(x) “Hurdle” shall mean an amount equal to the sum of (i) $250,000,000, (ii) any Capital Contributions made after the Original Effective Date, but prior to the Closing Date, and (iii) an amount equal to a 15% return on the Capital Contributions described in clause (ii), compounded annually.

(y) “Member” shall mean, as of any date of determination, the holder of any Units.

(z) “Omnibus Incentive Plan” shall mean the Finance of America Companies Inc. 2021 Omnibus Incentive Plan, to be adopted and assumed by New Pubco effective as of the Purchaser Merger Effective Time (as defined in the Transaction Agreement), as the same may be amended and/or restated from time to time.

(aa) “Original Effective Date” shall mean January 1, 2015.

(bb) “Original Unitholders” shall mean the holders of the Company Units (as defined in the Transaction Agreement) as of immediately following the Pre-Closing Reorganization.

(cc) “Participant” shall mean, as of any date, an employee of a member of the Company Group who is eligible to participate in this Plan and to whom Phantom Units have been granted pursuant to this Plan and are outstanding on such date, and, where applicable, shall include the Participant’s estate. A list of Participants shall be kept in the books and records of the Company and there shall be no requirement that such list be shared with any Participant or any other person (or group) except as may be required by applicable law.

(dd) “Phantom Unit” shall mean each phantom unit granted pursuant to this Plan.

(ee) “Plan” shall mean this Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan, as the same may be amended and/or restated from time to time.

(ff) “Plan Maximum Replacement RSUs” shall mean the quotient of (i) the Retained Value, divided by (ii) the Closing Price.

(gg) “Replacement RSUs” shall mean the Restricted Stock Units (as defined in the Omnibus Incentive Plan) issued pursuant to Section 7 hereof.

(hh) “Restrictive Covenants” shall mean the restrictive covenants set forth in any confidentiality, non-solicitation, non-competition or similar agreements entered into by the Participant and any member of the Company Group.

(ii) “Retained Value” shall mean 10% of the sum of (i) the fair market value of all Company Units held by the Continuing Unitholders immediately following the Closing plus (ii) the product of (x) the number of shares of Common Stock held indirectly by Blocker and Blocker GP immediately following the Closing and (y) the Closing Price plus (iii) the present value of the estimated payments to be made by New Pubco pursuant to the Tax Receivable Agreements (as defined in the Transaction Agreement) plus (iv) the aggregate principal value of notes issued by the Company or any of its Subsidiaries (if any) that are distributed to Original Unitholders prior to Closing. Any determinations as to the calculations of the Retained Value shall be made by the Administrator in its sole discretion.

(jj) “Retained Value per Phantom Unit” shall mean the quotient of (i) the Retained Value, divided by (ii) 1,250.

(kk) “Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned, directly or indirectly, by such party and/or by one or more Subsidiaries of such party.

(ll) “Transfer” shall mean, with respect to any Units, a direct or indirect, transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Units, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.

(mm) “Units” shall mean the membership interests of the Company.

3.	Administration of the Plan.

3.1 The Administrator shall administer the Plan.

3.2 The Administrator shall have the sole, final and absolute right to reconcile any inconsistency in this Plan, to interpret and construe the provisions of this Plan in all particulars in such manner and to such extent as it deems proper and to take all action and make all decisions and determinations necessary under this Plan or in connection with its administration, interpretation and application, including, without limitation, with respect to the acceleration or modification of any vesting conditions with respect to any payments or benefits upon a qualifying retirement of any Participant, as determined by the Administrator in its sole discretion. Any interpretation or construction placed upon any term or provision of this Plan or in connection with its administration, interpretation and application by the Administrator, any decision of the Administrator with regard to the eligibility of any person to become a Participant, the rights of a Participant, former Participant or any other person, any reconciliation of an inconsistency in this Plan made by the Administrator and any other action, determination or decision whatsoever taken by the Administrator, shall be final, conclusive and binding upon all persons or parties interested or concerned in this Plan. Such decisions, determinations, selections and other actions of the Administrator and all decisions, determinations, selections and other actions permitted or required to be taken or made by the Administrator with respect to the Plan shall be subject to the absolute discretion of the Administrator. The Administrator shall not be liable to any Participant or any other person for any action, omission or determination relating to this Plan. To the full extent permitted by law, the Company Group shall indemnify and hold harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was the Administrator.

4.	Phantom Units Subject to the Plan.

The Administrator may grant up to 1,250 Phantom Units; provided, that no Phantom Units may be granted on or following the Signing Date.

5.	Phantom Units and Replacement RSUs.

5.1 A Participant’s entitlement to any benefit or right with respect to a Phantom Unit, including, without limitation, with respect to any Replacement RSUs (or the associated Earnout Rights) to be granted pursuant to Section 7 hereof, shall be finally and conclusively evidenced by the information set forth in this Plan and the Award Agreement; provided, that, in no event shall a Participant have any right or entitlement with respect to Phantom Units that have been forfeited as provided herein.

5.2 Except as expressly provided herein, no Participant shall be entitled to any payment or other distribution with respect to a Phantom Unit, including without limitation, to any payment of, or determined by reference to, actual Distributions or any events following the Closing Date that would be Distributions had they occurred on or prior to the Closing Date.

5.3 It shall be a condition to each Participant’s receipt of any Eligible Amount, any shares of Common Stock or cash, and the grant of any Replacement RSUs, as applicable, that such Participant agrees in writing that the payment of the Eligible Amount, the issuance of such Common Stock, payment of cash and/or the grant of Replacement RSUs, as applicable, pursuant to this Plan shall be in full satisfaction of any rights or payments owed to the Participant under this Plan or the Original Plan and that each member of the Company Group and New Pubco shall be released from any further liability other than its satisfaction of the obligations set forth herein.

6.	Cash Payments.

6.1 Subject to Section 5.3, if, on or prior to the Closing Date, any Member receives an Eligible Distribution, each Participant holding Phantom Units that is actively employed by a member of the Company Group shall be eligible to receive from the Employer for each such Phantom Unit an amount equal to the Eligible Amount, which shall be paid by the Employer to the Participant promptly following the applicable Distribution Date.

6.2 Amounts payable pursuant to this Section 6 shall be paid in cash, Common Stock, other equity securities or property or any combination thereof in the sole discretion of the Administrator. The value of any equity securities or property delivered hereunder shall be determined by the Administrator in good faith.

7.	Replacement RSUs.

7.1 Subject to Section 5.3, on or promptly following the date on which shares of Common Stock reserved for issuance pursuant to the Omnibus Incentive Plan are registered on an effective Form S-8 with the Securities and Exchange Commission, New Pubco shall grant to each Participant that (i) held Phantom Units as of the Closing Date and (ii) remains employed with the Company Group as of the RSU Grant Date, in consideration for the cancellation of the Participant’s Phantom Units, a number of Replacement RSUs equal to the product of (x) the number of Phantom Units held by such Participant as of the Closing Date and (y) the quotient of (A) the Retained Value per Phantom Unit divided by (B) the Closing Price (the date of grant of such Replacement RSUs, the “RSU Grant Date”), rounded to the nearest whole Replacement RSU (with 0.5 rounding up). The Award Agreement shall have the following terms:

(a) 25% of the Replacement RSUs will be vested on the RSU Grant Date (the “Grant Date RSUs”);

(b) The remaining 75% of the Replacement RSUs will vest in equal installments on each of the first three anniversaries of the Closing Date, subject to the Participant’s continued employment with a member of the Company Group through the applicable vesting date;

(c) The Grant Date RSUs shall be settled on or promptly following the 181st date following the Closing Date;

(d) All other Replacement RSUs will settle promptly following the applicable vesting date (and in any event within two and one-half months following the applicable vesting date);

(e) To the extent such settlement is scheduled to occur at a time when trading by employees of the Company Group in shares of Common Stock is restricted by New Pubco’s insider trading or similar policy (or a New Pubco imposed “blackout period”) (a “Closed Window”), New Pubco will settle such Replacement RSUs promptly following the end of the Closed Window to the extent such delay in settlement will not cause adverse tax consequences under Section 409A of the Code; and

(f) Notwithstanding the foregoing, if any fraction of a Replacement RSUs vests, then the actual number of Replacement RSUs to vest will be rounded down to the nearest whole number and any such fraction shall be carried forward and be eligible to vest on the next vesting date.

7.2 Notwithstanding the foregoing to the contrary, in the event that a Participant experiences a termination of employment other than a termination (i) by the Employer for Cause or (ii) by the Participant when grounds for Cause exist, in each case prior, prior to the RSU Grant Date, subject to Section 5.3, New Pubco shall issue, or shall cause to be issued, to such Participant a number of shares of Common Stock equal to (x) if such termination is a Good Leaver Termination, the number of shares of Common Stock underlying the Replacement RSUs that such Participant would have received had they remained employed with the Employer as of the RSU Grant Date (taking into account the principles of Section 7.3) or (y) if such termination is not a Good Leaver Termination, the number of shares of Common Stock underlying the Grant Date RSUs that such Participant would have received had they remained employed with the Employer as of the RSU Grant Date; provided, that in the sole discretion of the Administrator, the obligations to issue shares of Common Stock in this Section 7.2 may be fully or partially satisfied by New Pubco causing the Employer to make such Participant a cash payment equal to the fair market value of all or some portion of the Common Stock as of the date of the Participant’s termination of employment; provided, that no such cash or shares of Common Stock shall be paid or issued, as applicable, to such Participant prior to the date that is the 181st date following the Closing Date.

7.3 In the event that a Participant experiences a Good Leaver Termination and such Participant holds any unvested Replacement RSUs as of the date of such Good Leaver Termination, such Replacement RSUs shall become vested as of such date. Such Replacement RSUs will be settled promptly following the date of such Good Leaver Termination, but in no event earlier than the 181st date following the Closing Date. Notwithstanding anything herein, the Administrator may, in its sole discretion, accelerate the vesting of any Replacement RSUs without the consent of a Participant.

7.4 Upon the occurrence of an Earnout Date, as applicable, each Participant shall receive the right to receive a number of additional shares of Common Stock equal to the product of (i) 900,000 and (ii) a fraction, the numerator of which is the number of Replacement RSUs granted to such Participant and the denominator of which is the Plan Maximum Replacement RSUs (such right to receive shares of Common Stock, the “Earnout Rights”). The Earnout Rights shall be subject to the same vesting conditions as the Replacement RSUs to which they relate and shall settle at the same time as such Replacement RSUs; provided that to the extent that a Replacement RSU has settled prior to the occurrence of the applicable Earnout Date, any Earnout Rights in respect of such Replacement RSUs shall be vested as of the occurrence of the applicable Earnout Date and shall be settled promptly following such Earnout Date (or if such Earnout Date occurs during a Closed Window, promptly following the end of such Closed Window). Notwithstanding the foregoing, (x) to the extent that any Replacement RSUs are forfeited on or prior to the occurrence of an Earnout Date, for purposes of calculating such Participant’s Earnout Rights with respect to such Earnout Date, the amount in the numerator of the fraction in clause (ii) of the first sentence of this Section 7.4 shall be reduced by the number of Replacement RSUs forfeited by such Participant on or prior to the applicable Earnout Date and (y) to the extent that the applicable Earnout Date occurs prior to the RSU Grant Date, such Participant’s Earnout Rights in respect of such Earnout Date shall be issued on the RSU Grant Date and shall be reduced to the extent that any Replacement RSUs to be issued to such Participant are not otherwise issued pursuant to Section 7.2.

7.5 The Replacement RSUs (and the associated Earnout Rights) shall be issued pursuant to the Omnibus Incentive Plan and shall be considered a “Substitute Award” for purposes thereof. The grant of the Replacement RSUs will be evidenced by an Award Agreement. Notwithstanding anything to the contrary, in the sole discretion of the Administrator, the obligations to issue shares of Common Stock pursuant to this Section 7 or pursuant to the Award Agreement may be fully or partially satisfied by New Pubco or the Company causing the Employer to make to such Participant a cash payment equal to the fair market value of all or some portion of the Common Stock otherwise required to be issued.

8.	Rights and Obligation Upon a Termination of Employment.

8.1 Except as set forth in Section 7.3, any outstanding Phantom Units and unvested Replacement RSUs (and the corresponding Earnout Rights) shall be forfeited immediately upon a Participant’s termination of employment for any reason. The Participant shall be entitled to retain any amounts previously paid or shares of Common Stock issued or transferred to such Participant in respect of his or her Phantom Units or Replacement RSUs (including subsequent Earnout Rights which are due to such Participant in respect of Replacement RSUs which are not forfeited in accordance with Section 7.4), as applicable, prior to any termination of employment, provided, that, if the Company Group terminates the Participant’s employment for Cause or such Participant has violated any of the Restrictive Covenants, any unrealized Earnout Rights held by such Participant shall be forfeited, and the Participant, or the Participant’s estate, as applicable, shall be required to repay to the Employer any amounts previously paid in respect of any Phantom Units or gain realized on Replacement RSUs or Common Stock issued pursuant to this Plan, as applicable, held by such Participant (as reduced by any taxes paid in connection with the distributions that are not recovered by deduction, credit or otherwise), without further adjustment for earnings, losses or similar items.

8.2 In the event that an Exempted Employer ceases to be a member of the Company Group by reason of sale, divestiture, spin-off, or other similar transaction (other than a sale of all or substantially all of the assets of the Company), then continued employment or service by a Participant employed by such Exempt Employer with the purchaser (or any of the purchaser’s affiliates) of such Exempted Employer following the sale of such Exempted Employer (whether by means of a stock or asset sale or a merger or similar transaction) will be treated as continued employment with the Company Group for purposes of this Plan.

8.3 In the event that the Employer of any Participant (other than an Exempted Employer) ceases to be a member of the Company Group by reason of sale, divestiture, spin-off, or other similar transaction (other than a sale of all or substantially all of the assets of the Company Group), (i) each Participant that is employed by or provides services to such Employer shall be deemed to have suffered a termination of employment hereunder (and such termination shall not be a Good Leaver Termination) as of the date of the consummation of such transaction, unless otherwise determined by the Administrator or such Participant’s employment or service is transferred to another entity that would constitute a member of the Company Group immediately following such transaction, and (ii) the Administrator may, in its sole and absolute discretion, determine that continued employment or service by a Participant with the purchaser (or any of the purchaser’s affiliates) of any Subsidiary or division of the Company following the sale of such Subsidiary or division (whether by means of a stock or asset sale or a merger or similar transaction) will be treated as continued employment with the Company Group for purposes of this Plan.

9.	Termination and Amendment

9.1 The Administrator shall have full power and authority to amend, modify or alter this Plan, including Exhibit A attached hereto, in whole or in part at any time and from time to time; provided, that, without written approval of a Participant, no such amendments, modifications or alterations to Section 4 hereof shall have an adverse effect upon the amount paid or payable or the number of Replacement RSUs (or the associated Earnout Rights) to be issued to such Participant pursuant to Sections 6 and 7 hereof, as applicable. No such modification, alteration or amendment shall terminate or diminish any rights or benefits accrued by a Participant under this Plan as of the effective date of any such modification, alteration or amendment.

9.2 Notwithstanding any other provision of this Plan, the Administrator shall have full power and authority to suspend or terminate this Plan in whole or in part; provided, however, that any such suspension or termination shall not impair or adversely affect a Participant’s rights under the Plan or the Replacement RSUs without such Participant’s written consent.

9.3 Notwithstanding any other provision of this Plan, the Administrator shall have full power and authority to make any adjustments it deems necessary to the extent that the Aggregate Distributions received from the Original Effective Date through the Closing Date do not exceed the Hurdle; provided, that no such adjustment shall be effective without the written consent of the Original Unitholders who held a majority of the Company Units as of immediately following the Pre-Closing Reorganization; provided, further, that any such majority of the Original Unitholders must include each of BTO Urban Holdings L.L.C. and Libman Family Holdings LLC. Each Original Unitholder shall be an express third-party beneficiary for purposes of this Section 9.3.

10. Miscellaneous.

10.1 All payments required to be paid hereunder shall be subject to any required Federal, state, local and other applicable withholdings or deductions. Notwithstanding anything herein to the contrary, neither the Company Group nor the Administrator are, or shall be deemed to be, making any representations as to the actual tax treatment of any Phantom Units or Replacement RSUs (and the associated Earnout Rights) granted or any payments made pursuant to this Plan and each Participant is advised by the Company Group to seek tax advice from such Participant’s own tax advisors regarding this Plan and the Replacement RSUs (and the associated Earnout Rights) and Phantom Units granted hereunder and any payments that may be made to such Participant pursuant to this Plan. In no event shall the Administrator or any member of the Company Group be liable for any tax or penalties that may be imposed on a Participant on account of his or her participation in this Plan.

10.2 Each Participant’s rights hereunder are personal and no Participant may assign or transfer any part of his or her rights or duties hereunder, or any benefits due to him or her, to any other person, except that, in the event of the Participant’s death, any benefits payable to such Participant shall be paid instead to his or her estate.

10.3 The payment obligations pursuant to Section 6 are intended to be an unfunded and unsecured obligation of the Company Group and prior to the settlement of any Replacement RSUs, the Replacement RSUs (and associated Earnout Rights) will represent an unsecured obligation of New Pubco and the Employer. All payments pursuant to Section 6 or rights to Common Stock or cash, as applicable, in respect of the Replacement RSU pursuant to Section 7 shall be made from the general assets of the Company Group or New Pubco, respectively, and to the extent that any person acquires the right to receive payment from the Employer or payment of cash or issuance of Common Stock under the Plan, such right, except to the extent required by law, shall be no greater than the rights of any unsecured general creditor of the Employer or New Pubco, as applicable.

10.4 Section headings included herein are for ease of reference only and shall not affect the interpretation of the Plan.

10.5 Notwithstanding any provision of the Plan to the contrary, the Company Group shall have the right to retain or to use any amounts payable under the Plan to satisfy or otherwise offset amounts a Participant, or the Participant’s estate, as applicable, owes to any member of the Company Group.

10.6 If the Administrator determines that any person to whom a payment is due hereunder is a minor or incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments then due to such person to be made to another for the benefit of the minor or incompetent, without the responsibility of any member of the Company Group or the Administrator to see the application of such payment, unless claim prior to such payment is made therefore by a duly appointed legal representative. Payments made pursuant to such power shall operate as a complete discharge of the Company Group and Administrator.

10.7 The Plan shall be governed by, and it shall be construed and administered according to, the laws of the State of New York, without reference to principles of conflicts of law.

10.8 Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Employer or any other member of the Company Group or interfere in any way with the right of the Employer at any time to terminate such employment. A Participant is intended to be an employee of the Employer. Nothing herein shall be interpreted or construed to treat a Participant as a Member or partner of the Company.

10.9 No person shall have any claim or right to receive a grant of Phantom Units hereunder.

10.10 The invalidity or unenforceability of any provisions of this Plan in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Plan in such jurisdiction or the validity, legality or enforceability of any provision of this Plan in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

10.11 This Plan supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements relating to the subject matter of this Plan, including, subject to Section 10.13, the Original Plan.

10.12 This Plan is intended to be exempt from the provisions of Section 409A of the Code. Notwithstanding anything herein to the contrary, the Administrator shall have the power and authority to amend, supplement or eliminate any provision hereof to the extent that it determines, in its sole discretion, that such action would be necessary or appropriate in order to effectuate the intention stated in the first sentence of this Section 10.12 or to otherwise cause the Plan to comply with Section 409A of the Code.

10.13 Notwithstanding anything to the contrary, this Amended and Restated Plan shall be conditioned upon the occurrence of the Closing and to the extent that the Transaction Agreement is terminated in accordance with its terms, this Plan shall be void ab initio and the Original Plan shall be deemed to have continued in accordance with its terms from the Signing Date through the date of such termination of the Transaction Agreement.

Exhibit A

RESTRICTED STOCK UNIT GRANT NOTICE

UNDER THE

FINANCE OF AMERICA COMPANIES INC.

2021 OMNIBUS INCENTIVE PLAN

(Replacement Restricted Stock Units)

Finance of America Companies Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below, the number of Restricted Stock Units set forth below. The grant of Restricted Stock Units hereto (taken together with the payment of any Eligible Amounts (as defined in the Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan (the “LTIP”) pursuant to the terms and conditions of the LTIP) shall be in full satisfaction of any rights and obligations owed to the Participant under the LTIP and the UFG Holdings LLC Management Long-Term Incentive Plan (the “Prior LTIP”) and by executing this Grant Notice, the Participant acknowledges and agrees that each member of the Company Group has satisfied its obligations pursuant to the LTIP and the Prior LTIP and the Participant hereby releases each member of the Company Group from any obligations owed to the Participant under the Prior LTIP and the Participant’s Grant Agreement(s) (as defined in the Prior LTIP). The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[•]

Date of Grant:	[•]

Vesting Reference Date	April 1, 2021

Number of Restricted Stock Units:	[•]

Vesting Schedule:	Provided the Participant has not undergone a Termination prior to the time of each applicable vesting date, 25% of the Restricted Stock Units will vest on each of the Vesting Reference Date and each of the first three anniversaries of the Vesting Reference Date; provided that upon a Good Leaver Termination (as defined in the LTIP), any then-unvested Restricted Stock Units shall vest as of the date of such Good Leaver Termination. Notwithstanding the foregoing, if any fraction of a Restricted Stock Unit vests, then the actual number of Restricted Stock Units to vest will be rounded down to the nearest whole number and any such fraction shall be carried forward and be eligible to vest on the next vesting date.

*     *     *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT, THE LTIP AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT, THE LTIP AND THE PLAN. THE RESTRICTED STOCK UNITS SHALL BE FORFEITED FOR NO CONSIDERATION AS OF THE THIRTIETH (30TH) DAY FOLLOWING THE DATE OF GRANT IN THE EVENT THE UNDERSIGNED PARTICIPANT DOES NOT EXECUTE AND RETURN A COPY OF THIS RESTRICTED STOCK UNIT GRANT NOTICE TO THE COMPANY WITHIN THIRTY (30) DAYS FOLLOWING THE DATE OF GRANT.

FINANCE OF AMERICA COMPANIES INC.		PARTICIPANT[1]

By:	[•]	[•]
Title:	[•]

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereto.

[Signature Page to Restricted Stock Unit Grant Notice]

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE

FINANCE OF AMERICA COMPANIES INC.

2021 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the Finance of America Companies Inc. 2021 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Finance of America Companies Inc., a Delaware corporation, (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock). The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new grant notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2. Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest as provided in the Grant Notice.

3. Settlement of Restricted Stock Units. The provisions of Section 9(d)(ii) of the Plan are incorporated herein by reference and made a part hereof and, in accordance therewith, any vested Restricted Stock Units shall be settled in shares of Common Stock as soon as reasonably practicable (and, in any event, within two and one-half months, except with respect to the Restricted Stock Units that vest on the Vesting Reference Date (as defined in the Grant Notice) which shall be settled promptly on or following the 181st date following the Vesting Reference Date) following the expiration of the applicable Restricted Period; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. Notwithstanding the foregoing, to the extent that any Restricted Stock Units vest (or would otherwise be settled) during a time when trading in shares of Common Stock by employees of the Company Group is restricted by the Company’s insider trading or similar policy (or a Company imposed “blackout period”) (a “Closed Window”), such Restricted Stock Units will be settled promptly following the end of the Closed Window to the extent such delay in settlement will not cause adverse tax consequences under Section 409A of the Code. With respect to any Restricted Stock Unit, the period of time on and prior to the applicable vesting date in which such Restricted Stock Unit is subject to vesting shall be its Restricted Period. Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Restricted Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading. Prior to settlement of any vested Restricted Stock Units, the Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

4. Treatment of Restricted Stock Units Upon Termination. Subject to the Grant Notice, the provisions of Section 9(c)(ii) of the Plan are incorporated herein by reference and made a part hereof.

5. Company; Participant.

a. The term “Company” as used in this Restricted Stock Unit Agreement with reference to employment shall include the applicable Service Recipient.

b. Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred in accordance with Section 13(b) of the Plan, the word “Participant” shall be deemed to include such person or persons.

6. Non-Transferability. The Restricted Stock Units are not transferable by the Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law). Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

7. Rights as Stockholder; Dividend Equivalents. The Participant shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit (including no rights with respect to voting) unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

8. Legend. To the extent applicable, all book entries (or certificates, if any) representing the shares of Common Stock delivered to Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Common Stock are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of any restrictions.

9. Tax Withholding. The provisions of Section 13(d) of the Plan are incorporated herein by reference and made a part hereof.

10. Notice. Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, which may include by electronic mail and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

11. No Right to Continued Service. This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Service Recipient or any other member of the Company Group.

12. Binding Effect. This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

13. Waiver and Amendments. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

14. Clawback/Repayment. This Restricted Stock Unit Agreement shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Unit Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

15. Detrimental Activity. Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, as determined by the Committee, then the Committee may, in its sole discretion, take actions permitted under the Plan, including, but not limited to: (i) cancelling any and all Restricted Stock Units, or (ii) requiring that the Participant forfeit any gain realized on the vesting of the Restricted Stock Units, and repay such gain to the Company.

16. Right to Offset. The provisions of Section 13(x) of the Plan are incorporated herein by reference and made a part hereof.

17. Governing Law. This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware. THE PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

18. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement (including the Grant Notice), the Plan shall govern and control.

19. Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Restricted Stock Unit Agreement and/or the Grant Notice in any respect as may be necessary or appropriate to comply with Section 409A of the Code, including without limitation by delaying the issuance of the shares of Common Stock contemplated hereunder. Notwithstanding any other provision of this Restricted Stock Unit Agreement to the contrary, (i) the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Restricted Stock Unit Agreement as written comply with the provisions of Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the terms of this Restricted Stock Unit Agreement as written to comply with the provisions of Section 409A of the code and (ii) if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.

20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22. Entire Agreement. This Restricted Stock Unit Agreement, the Grant Notice, the LTIP (as defined in the Grant Notice) and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

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